EXHIBIT 99.1

CORRECTING and REPLACING -- ENGlobal Reports Fourth Quarter and Fiscal Year 2011 Results

Outlines Positive 2012 Business Trends

On April 12, 2012, the Company issued a press release with respect to its performance during the fourth quarter and fiscal year ended December 31, 2011. The original press release contained the following typographical errors:

  Removed the words "from continuing operations" in the net income (loss) paragraph that begins "For fiscal year 2011,…";
  The "Engineering & Construction" line item of the second table in the column labeled Quarter Ended December 31, 2011 table should have stated $47.1 million in Total Revenue;
  The "Consolidated" line item of the second table in the column labeled Quarter Ended December 31, 2010 table should have stated 8.1% Gross Margin and 3.0% Operating Margin; and
  The Net Income (Loss) line item in the table labeled "Financial Highlights" should have stated "$(3,972)" and "$(496)" thousand in the column labeled Quarter Ended December 31, 2011 and 2010, respectively.

The amounts have been corrected in Exhibit 99.1 below. The errors were a clerical oversight by the Company and does not materially affect its results of operations and financial condition for the quarter and fiscal year ended December 31, 2011, as reported in the Company's press release issued on April 12, 2012 and included in this current report on Form 8-K.

HOUSTON, April 17, 2012 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2011.

Revenues for the twelve months ended December 31, 2011 were $312.7 million, an increase of approximately 2% from the $306.2 million posted for the year ended December 31, 2010. Revenues in the Engineering & Construction and Automation segments posted strong year-over-year increases while revenues in the Company's Field Solutions segment declined during 2011.

For fiscal year 2011, ENGlobal reported a net loss of $7.1 million and earnings per diluted share of $(0.27), compared to net loss of $11.8 million and earnings per diluted share of $(0.43) in fiscal year 2010. This improvement over the Company's 2010 results can be attributed to higher revenue levels, decreased costs for both travel expenses and variable labor, and improved utilization. This change represents a 40% improvement over the net loss and a 37% improvement over earnings per diluted share in 2011 when compared to fiscal year 2010.

The following table illustrates the composition of the Company's revenue for the fiscal years ended December 31, 2011 and 2010:

	Year Ended				Year Ended
(dollars in millions)	December 31, 2011				December 31, 2010
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 175.4	56.1%	8.8%	4.4%	$ 161.1	52.6%	7.6%	(3.5)%
Automation	62.2	19.9%	9.8%	3.3%	49.7	16.2%	5.1%	(3.9)%
Field Solutions	75.1	24.0%	7.8%	0.3%	95.5	31.2%	7.5%	3.8%
Consolidated	$ 312.7	100.0%	8.7%	(1.3%)	$ 306.2	100.0%	7.2%	(5.9%)

"We are disappointed with our 2011 results, however, we believe we have made significant strides towards our goal of identifying efficiencies to aid profitable growth," Edward L. Pagano, ENGlobal's President and Chief Executive Officer stated. "During this year of transition, ENGlobal positioned itself to capture future business opportunities by improving the intellectual capital of the organization as well as creating a more efficient Company. We will never be satisfied with losses, but we are encouraged by recent new business trends, including international project opportunities, new contract awards with improved margins, and a growing backlog. We will continue to work hard to return ENGlobal to profitability in 2012 and, as importantly, develop a culture that will sustain growth and profitability throughout the business cycle."

The Company estimates its backlog to be $302.0 million as of December 31, 2011, approximately 24% higher than the $244.2 million reported for the same prior year period.

"ENGlobal created significant project development momentum in 2011 and it appears to be continuing in 2012," added Pagano. "While the Company must execute to turn prospects into profits, proposals to-date in 2012 are significantly higher than the same period last year. In addition, we received approximately $70 million in awards in January and February, a 15% increase over approximately $61 million awarded during the first quarter of 2011 and a sequential increase of 6% when compared to approximately $66 million in the fourth quarter of 2011."

Fourth Quarter 2011

Revenues in the fourth quarter, 2011 were approximately $76.1 million, a decrease of 11% from $85.2 million from the prior year period. The decline in revenue was entirely attributable to a decline in Field Solutions segment revenue and is largely the result of seasonal fluctuations in demand.

ENGlobal reported a net loss of $4.0 million, or $(0.15) per diluted earnings per share, for the quarter ended December 31, 2011, compared to a net loss of $0.4 million and earnings per share of $(0.02) for the same period last year.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended December 31, 2011 and 2010:

	Quarter Ended				Quarter Ended
(dollars in millions)	December 31, 2011				December 31, 2010
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 47.1	62.0%	6.6%	2.8%	$ 47.2	55.4%	8.4%	4.5%
Automation	12.8	16.8%	9.6%	3.1%	10.1	11.9%	8.7%	(7.2)%
Field Solutions	16.1	21.2%	8.0%	1.4%	27.9	32.7%	7.3%	4.0%
Consolidated	$ 76.1	100.0%	7.4%	2.5%	$ 85.2	100.0%	8.1%	3.0%

Balance Sheet

The Company is in advanced discussions with two major financial institutions to replace its Wells Fargo Credit Facility. As a result of the Company's near-term maturity of the facility, the entire Wells Fargo indebtedness is now classified as current debt. The outstanding balance on the facility as of December 31, 2011 was approximately $16.4 million.

On April 5, 2012, ENGlobal entered into a Limited Waiver and Amendment to its Credit Facility with Wells Fargo that provided a waiver of a covenant violation for the quarter ended December 31, 2011 and extended the maturity date of the facility to May 31, 2012. The Company is currently managing the due diligence processes with other senior lenders. ENGlobal is working diligently to obtain a new credit facility prior to the new expiration date of the Wells Fargo facility.

"We are disappointed in our inability to reach a longer-term relationship with Wells Fargo regarding our future credit needs; however, we accept their desire to be replaced as our senior lender and appreciate their past support," added Pagano. "ENGlobal's management is very encouraged by the opportunity to have other large commercial banks interested in our business and we are currently developing these new relationships. We believe the new facility will provide additional flexibility for our senior credit needs and, once completed, will better position the Company for future growth."

ENGlobal's employee count decreased to approximately 1,900 for the quarter ended December 31, 2011. ENGlobal averaged 129,000 billable hours per two-week period during the fourth quarter 2011, a 26% decrease, when compared to 174,000 billable hours in the same period in 2010. The fourth quarter 2011 average represents a 18% decrease over 153,000 billable hours in the third quarter 2011. The Company's overall utilization percentage was approximately 90% for the fourth quarter 2011, compared with approximately 91% for the comparable period of 2010, which continues to be ranked in the top quartile of our industry group.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #60232339 approximately 10 minutes before the scheduled start time and request the "ENGlobal Fourth Quarter and Fiscal Year 2011 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, April 26, 2012. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #60232339. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Annual Report on Form 10-K for the year ended December 31, 2011 will be filed with the Securities and Exchange Commission this morning reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Automation, and Field Solutions. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. The Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. ENGlobal has approximately 1,900 employees in 11 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to replace our line of credit; (2) our ability to collect accounts receivable in a timely manner; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (5) our ability to win new projects that we can perform on a profitable basis; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the profitability of our alliance agreements; (8) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (9) the effect of changes in the price of oil; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (11) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Financial Highlights
(in thousands, except per basic data)

	Quarter Ended December 31		Year Ended December 31
	2011	2010	2011	2010

Operating revenues	$ 76,097	$ 85,230	$ 312,747	$ 306,239
Operating costs	70,466	78,338	285,468	284,282
Gross profit	5,631	6,892	27,279	21,957

Selling, general and administrative expenses	7,804	7,788	31,263	39,975
Operating income (loss)	(2,173)	(896)	(3,984)	(18,018)

Other income (expense):
Other income (expense), net	6	(433)	(61)	(319)
Interest income (expense), net	(318)	(187)	(1,028)	(442)

Income (loss) before provision for income taxes	(2,485)	(1,516)	(5,073)	(18,779)

Provision for income taxes	(311)	(848)	(831)	(6,553)
Net income (loss) from continuing operations	$ (2,174)	$ (668)	$ (4,242)	$ (12,226)
Income (loss) from discontinued operations	(1,631)	291	(2,834)	474
Net income (loss)	(3,972)	(496)	(7,076)	(11,752)
Earnings (loss) per common share: basic and diluted
Income (loss) from continuing operations	$ (0.09)	$ (0.03)	$ (0.16)	$ (0.45)
Income (loss) from discontinued operations	$ (0.06)	$ 0.01	$ (0.11)	$ 0.02
Net Income (loss)	(0.15)	(0.02)	(0.27)	(0.43)

Weighted average shares used in computing earnings (loss) per share - basic and diluted:	26,763	26,676	26,722	27,151

Selected Balance Sheet Information (in thousands):			As of December 31
			2011	2010

Cash			$ 26	$ 49
Working capital			26,675	30,200
Property and equipment, net			3,384	4,416
Total assets			104,179	110,324
Long-term debt, net of current portion			—	252
Stockholders' Equity			58,500	65,102
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com